Exhibit 4.22

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of December 31, 2019, Atlantic Power Corporation (“we,” “our,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common shares.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of our Articles of Continuance, which we refer to as our "Articles."

Our Articles authorize an unlimited number of common shares. On February 26, 2020,  106,932,375 of our common shares were issued and outstanding.

Our common shares are listed on the Toronto Stock Exchange under the symbol “ATP” and on the New York Stock Exchange under the symbol “AT.” Holders of our common shares are entitled to receive dividends as and when declared by our board of directors and are entitled to one vote per common share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. We are limited in our ability to pay dividends on our common shares by restrictions under the Business Corporations Act (British Columbia), which we refer to as the “BC Act,” relating to our solvency before and after the payment of a dividend. Holders of our common shares have no statutory preemptive, conversion or redemption rights and are not subject to further assessment by us.

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

Pursuant to our Articles and the provisions of the BC Act, certain actions that may be proposed by us require the approval of our shareholders. We may, by special resolution and subject to our Articles, increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. We may, by special resolution and subject to the BC Act, alter our Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of our shares. We may also, by special resolution and subject to the BC Act, alter our Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BC Act and our Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by not less than two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders.

Certain Provisions of our Articles and the BC Act

We are governed by the BC Act. Our Articles contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures

Under the BC Act, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. Our Articles establish an advance notice procedure for “special business” and shareholder proposals to be brought before a meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum or state that such document will be available for inspection at our records office or other reasonably accessible location. Shareholders at an annual meeting may not consider proposals or nominations that are not specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting or a proxyholder who is entitled to vote at the meeting.

We also have adopted an advance notice policy (the “Advance Notice Policy”), which requires advance notice to the Company in circumstances where nominations of persons for election to the board of directors are made by shareholders other than pursuant to: (i) a proposal made in accordance with the BC Act; or (ii) a requisition of the shareholders made in accordance with the BC Act. Among other things, the Advance Notice Policy fixes a deadline by which shareholders must submit director nominations to the corporate secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in such notice for an effective nomination to occur. Pursuant to the Advance Notice Policy, no person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

Shareholder Requisitioned Meeting

Under the BC Act, shareholders holding in the aggregate 1/20 of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the BC Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of Directors and Increasing Board Size

Under our Articles, directors may be removed by shareholders by passing an ordinary resolution of a simple majority of shareholders with the right to vote on such resolution. Further, under our Articles and subject to the BC Act, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian and U.S. Securities Laws

We are a reporting issuer in each of the provinces and territories of Canada and therefore subject to the securities laws in each such province and territory. Canadian securities laws require reporting of share purchases and sales by shareholders acquiring beneficial ownership of, or the power to exercise control or direction over, 10% or more of our common shares, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire 20% or more of our equity or voting shares must be conducted. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof. This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

We are not considered a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 of the Exchange Act and, as a consequence, the beneficial ownership reporting requirements of the Exchange Act will apply to our shareholders. Prospective investors should consult their own U.S. legal advisors with respect to any questions regarding the securities law of the United States.

Indemnification of Directors and Officers

Under the BC Act, we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation or one of our affiliates, and his or her heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of Atlantic Power Corporation or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

In accordance with our Articles, we shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. We have entered into indemnity agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the BC Act.

Our Articles permit us, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any present or former director, employee or agent of the Company and certain other persons. We currently maintain three insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Transfer Agent and Registrar

Computershare Investor Services Inc. and Computershare Trust Company, N.A. serve as our transfer agents and registrars for our common shares.

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